Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed this 22nd day of March, 2023 Maryland corporation (the “Company”), James Morton (the “Executive”), and solely with respect to Section 5(c), Castellum, Inc., a Nevada corporation (the “Parent”).

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 22, 2023, by and among the Parent, GTMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company, and the other parties named therein (the “Merger Agreement”), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall initially be a wholly-owned subsidiary of the Parent (the “Transaction”);

WHEREAS, the provisions of the Merger Agreement and any transactional benefits afforded to Executive pursuant to the Merger Agreement operate separately and in addition to the terms of this Agreement, which is limited to Executive’s employment post-Closing (as defined below); and

WHEREAS, the Company desires to continue the employment of the Executive under the terms and conditions of this Agreement after the closing (the “Closing”) of the Transaction, and the Executive desires to accept employment from the Company under the terms and conditions of this Agreement after the Closing;

NOW, THEREFORE, for good and valid consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2.            Term. Subject to termination pursuant to Section 8 hereof, the term of this Agreement shall commence as of the open of business on the date of Closing (the “Commencement Date”) and shall continue for three (3) years from the Commencement Date (the “Term”). The Company agrees to notify Executive of its intent to offer Executive any supplemental extension terms pursuant to this Agreement in writing at least ninety (90) days prior to the end of the initial Term.

3.            Position. The Executive shall serve as President of the Company. The Executive shall report directly to Glen Ives, COO. The primary work location shall be within fifty (50) miles of the Naval Air Station Patuxent River with the understanding that Executive may perform duties remotely as agreed, and may also be required to travel, as needed. The Executive’s position, duties, and supervisor may be changed from time to time by the CEO of the Parent (the “Manager”) or the board of directors of the Company (the “Board”), so long as such duties, authority, and responsibilities are consistent with the Executive’s position and do not create a material diminution in his role.

4.            Duties. During the Term, the Executive shall devote his full work time and attention to work for the Company and shall not engage, full time or part time or in any other manner or basis whatsoever, in any other business, venture, vocation, profession or service, without the written permission of the Board. To the extent not materially interfering or conflicting with Executive’s service to the Company, the Executive may serve on (a) charitable education or nonprofit boards or similar governing bodies, and (b) up to one (1) for-profit board, all of which must be pre-approved by the Board, whose consent shall not be unreasonably withheld.

5.            Compensation.

(a)       Base Compensation. During the Term, the Company shall pay Executive an annual base salary of $200,000 (the “Base Salary”). The Base Salary shall be payable to the Executive during the Term in substantially equal installments in accordance with the Company’s customary payroll practices. If the Executive's employment terminates prior to the end of the Term (the “Termination Date”), he shall not be paid any unpaid Base Salary after the Termination Date except as provided in Section 8. The Base Salary may be adjusted upward from time to time pursuant to the Company’s standard practices and policies, but in no event shall the Base Salary be reduced without the written consent of the Executive, except to the extent that similar reductions are made across the board for all similarly situated executive level employees.

(b)       Equity Compensation. Executive, as of the date of Closing, will be awarded an incentive stock option (to the extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended) to purchase 300,000 shares of the Parent’s Common Stock (the “Options”). The per-share exercise price of the Options will be the fair market value of the Parent’s Common Stock on the date of grant. The Options will begin vesting on the date of Closing and will vest on a monthly basis ratably over the Term, subject to Executive’s continued employment on each applicable vesting date; provided, however, that in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, the portion of the Options as to which Executive has not yet vested shall accelerate and be vested in full, so that Executive will be 100% vested in the entire amount of the Options as of the date Executive terminates employment without Cause or for Good Reason. The Options will be issued pursuant to, and will be subject to the terms and conditions of, the Parent’s Stock Incentive Plan and an award agreement, copies of which are attached hereto as Exhibits A and B, and the grant to Executive of the Options shall be contingent upon Executive executing the documents required thereunder.

(c)       Bonus. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in fiscal year 2023 which, provided the Company obtains a Net Profit above $1,000,000 (the “Threshold”), shall be awarded in an amount equal to $0.25 for every $1 above the Threshold up to a Net Profit of $2,000,000. The Annual Bonus amount payable to the Executive for fiscal year 2023 shall not exceed $250,000. In fiscal year 2024, the Executive and the Company will set objectives for the Annual Bonus on a mutually agreeable basis. The term “Net Profits” means the total revenue less expenses of the Company, as determined under the method of accounting then in effect for the Company at the close of the Company’s fiscal year and as reflected on the annual financial statements of the Company for the applicable fiscal year. Any Annual Bonus payable to the Executive under this Section 5(c) shall be paid to the Executive no later than March 15th of the fiscal year following the fiscal year to which such Annual Bonus relates, subject to the Executive’s continued employment with the Company through the date on which the Annual Bonus is paid, except for as provided in Section 8 below. Neither the Parent nor the Company shall take any affirmative action with the intent of reducing the Annual Bonus.

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(d)       Employment Terms. All of the compensation, equity and benefits described in this Agreement and provided hereunder are separate and distinct from any equity ownership provided in the Merger Agreement.

6.            Benefits. During the Executive’s employment during the Term, the Executive will be eligible to participate in employee benefit plans sponsored by the Company and generally available to similarly situated executive level employees of the Company in accordance with the terms and provisions of any such benefit plan and applicable law. The Executive shall be entitled to receive thirty (30) days paid vacation and sick pay commensurate with the Company’s policy. Subject to the first sentence of this Section 6, the Company may, in its sole discretion, discontinue, suspend or modify any such employee plans at any time, with or without notice.

7.            Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary business expenses incurred by him in connection with his employment and the performance of his duties under this Agreement, in accordance with the Company’s expense reimbursement policies.

8.            Termination of Employment. During the Term, the Executive’s employment may be terminated as follows:

(a)       By the Company without Cause. The Company may terminate the Executive’s employment without Cause (as hereinafter defined) upon sixty (60) days written notice to Executive at any time prior to the end of the Term. In this event, the Company shall pay to the Executive (i) any unpaid Base Salary through the Termination Date; (ii) the Base Salary Executive would have earned from the Termination Date through the end of the Term, with payments being paid on the Company’s regular payroll schedule with the first installment commencing on the first payroll date following the thirtieth (30th) day after the Termination Date; (iii) a pro rata share of the Annual Bonus to be paid pursuant to section 5(c) above; (iv) accelerated vesting of the Option as described in Section 5(b); (v) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (vi) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; and (vii) such additional prorated employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date. Payments and benefits made pursuant to Sections 8(a)(ii) and 8(a)(iii) shall be subject to the Executive’s execution and non-revocation of a general release of claims against the Company in the Company’s standard form as, attached hereto as Exhibit C, and the Executive must deliver a signed irrevocable release to the Company no later than thirty (30) days after the Termination Date.

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(b)       By the Executive without Good Reason. The Executive may terminate his employment without Good Reason (as hereinafter defined) upon prior written notice to the Company prior to the end of the Term. If the Executive terminates his employment without Good Reason, the Company shall pay to the Executive (i) the Base Salary the Executive earned up to, but not beyond, the Termination Date; (ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (iii) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; and (iv) such additional prorated employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date.

(c)       Death. The Executive’s employment shall be terminated upon the death of the Executive. In this event, the Company shall pay to the Executive’s personal representative (i) the Base Salary the Executive earned up to, but not beyond, the Termination Date; (ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (iii) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; (iv) accelerated vesting of the Option as described in Section 5(b); and (v) such prorated employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date.

(d)       Disability. The Executive’s employment shall be terminated in the event that the Executive suffers a long-term physical or mental disability that renders the Executive unable to perform the essential functions of his duties and responsibilities under this Agreement after reasonable accommodation for a period of three hundred sixty (360) days or more. In this event, the Company shall pay to the Executive (i) the Base Salary the Executive earned up to, but not beyond, the Termination Date; (ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (iii) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; (iv) accelerated vesting of the Option as described in Section 5(b) subject to understanding that disability is certified by medical provider and Executive cannot perform similar services or duties for another business entity; and (v) such prorated employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date.

(e)       By the Company for Cause. The Executive’s employment may be terminated by written notice to the Executive upon the occurrence of any of the following events as determined in good faith by the Board (“Cause”):

(i)       any material failure by the Executive to follow a valid, ethical, and legal directive of any individual to whom the Executive reports or the Board that causes or is reasonably expected to cause material harm or damages to the Company;

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(ii)       Executive’s material breach of this Agreement;

(iii)       any willful act or omission by the Executive which is materially injurious, or an attempt by the Executive that is reasonably likely to result in material injury and/or cause substantial damages to the Company or its business;

(iv)       Executive’s material dishonesty, disloyalty, fraud, malfeasance, gross negligence, or willful misconduct in the performance of his duties for the Company;

(v)       Executive’s failure to follow the material policies, procedures, and rules of the Company, including but not limited to its Code of Conduct, that causes or an attempt by the Executive that is reasonably expected to cause material harm or damages to the Company;

(vi)       Executive’s conviction of, or the Executive’s entry of a plea of guilty or no contest to, a felony or any other crime of moral turpitude;

(vii)       Executive’s loss of any security clearance currently held or hereafter acquired, or the debarment of the Executive with respect to any government contract; or

(viii)       Executive’s use of illegal drugs or abuse of legally prescribed drugs, or consumption of alcohol or marijuana during the hours of employment or in such manner as to materially interfere, or be reasonably expected to materially interfere, or causes or is reasonably expected to cause substantial harm or damages, with the performance of the Executive’s duties, as subject to the Americans with Disabilities Act.

Notwithstanding the foregoing, prior to terminating the Executive for “Cause” under subpart (i), (ii), (iii), (iv), (v), (vi) or (viii) of this section 8(f), the Company shall provide written notice to the Executive identifying the event which has occurred that constitutes grounds to terminate employment for Cause. For a period of fifteen (15) days after being provided such notice, the Executive shall remain employed and have an opportunity to cure the matter referenced in such notice. If the Executive cures the matter referenced in such notice to the reasonable satisfaction of the Board within fifteen (15) days after being provided such notice, there shall be no termination for Cause as a result of the matter set forth in such notice. If the Executive fails to cure the matter referenced in such notice within such fifteen (15) days as provided above, the Executive may be terminated for Cause. Notwithstanding the foregoing, (A) this provision must be triggered within one hundred twenty (120) days of the Board or Manager receiving notice of a potential breach of this provision; (B) no notice or opportunity to cure shall be provided if, in the reasonable and good faith determination of the Board, any event referenced in subparts (i), (ii), (iii), or (v) may not be cured to its reasonable satisfactions, and (C) the Executive shall not be provided multiple notices and opportunities to cure for similar events for which notice was previously provided. For the avoidance of doubt, failure to attain target revenue or profit metrics or acts undertaken in reliance on the opinion of internal or external legal counsel or at the direction of Company management, shall not constitute For Cause.

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In the event the Executive’s employment is terminated for Cause, the Company shall pay to the Executive (i) the Base Salary the Executive earned up to, but not beyond, the Termination Date; (ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (iii) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; and (iv) such prorated employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date.

(f)       By the Executive with Good Reason. The Executive may terminate his employment by written notice to the Company upon the occurrence of the following events, as determined in good faith by the Executive and without the Executive’s prior written consent (“Good Reason”): (i) any action or inaction by the Company that constitutes a material breach of this Agreement by the Company; (ii) the relocation of the Executive’s principal place of employment on the Effective Date by more than (fifty) 50 miles, which is not cured within thirty (30) days after written notice is provided by the Executive to the Company, (iii) a material diminution of the duties or title of the Executive; or (iv) a reduction in Base Salary of the Executive, unless otherwise agreed to in this Agreement, which is not cured within thirty (30) days after written notice is provided by the Executive to the Company; provided, that (x) the Executive has not materially breached this Agreement, the PIIA, or any of the Executive’s obligations to the Company, (y) the Company could not have terminated the Executive’s employment for Cause or provided notice of termination for Cause, and (z) the Executive tenders such written resignation notice within sixty (60) days after the end of such cure period. If the Executive terminates his employment with Good Reason, the Company shall pay to the Executive (i) any unpaid Base Salary through the Termination Date; (ii) the Base Salary Executive would have earned from the Termination Date through the end of the Term, with payments being paid on the Company’s regular payroll schedule with the first installment commencing on the first payroll date following the thirtieth (30th) day after the Termination Date; (iii) a pro rata share of the Annual Bonus to be paid pursuant to section 5(c) above; (iv)accelerated vesting of the Option as described in Section 5(b); (v) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; (vi) any earned but unpaid bonus, if any, in accordance with the terms of any such plan and paid at the same time as bonuses are paid to other similarly situated employees of the Company; and (vii) and such additional prorated employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date. Payments and benefits made pursuant to Sections 8(f)(ii) and 8(f)(iii) shall be subject to the Executive’s execution and non-revocation of a general release of claims against the Company in the Company’s standard form as attached hereto as Exhibit C and the Executive must deliver a signed irrevocable release to the Company no later than thirty (30) days after the Termination Date.

9.            Representations. The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable in accordance with its terms. The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that he is not subject to any covenant not to compete, nondisclosure agreement, nonsolicitation agreement, or other restriction in favor of any party other than the Company.

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10.            Dispute Resolution. The parties recognize that disputes may arise in the future concerning, arising under, or related to the terms of this Agreement (a “Dispute”). Therefore, the parties shall resolve any and all such Disputes of any nature whatsoever in the following manner:

(a)        Negotiation.     In the event of a Dispute, the parties shall attempt to settle such Dispute through informal negotiations. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. Notwithstanding the foregoing, nothing in this Section 10 shall preclude any party from commencing arbitration at any time.

(b)       Arbitration.     Any dispute, which remains unresolved, shall be submitted to binding arbitration in accordance with Chapter 1, Title 9 of the United States Code (Federal Arbitration Act). Arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its rules governing employment disputes.

(c)       Situs. The situs of the arbitration shall be at Potomac, Maryland.

(d)       Number and Qualification of Arbitrators. The arbitration shall be decided before a single independent arbitrator mutually agreed to by the Executive and Company, pursuant to the National Rules for resolution of Employment Disputes then in effect by the AAA. AAA shall recommend arbitrators from its employment panel, giving due regard to the parties’ desire to have arbitrators with experience in hearing employment arbitrations.

(e)       Remedies. All decisions or rulings of the arbitrator shall be in writing, final, and binding on the parties to the arbitration. The arbitrator shall have authority to award any remedy or relief provided for by applicable law.

(f)       Fees and Expenses. The arbitrator shall have the discretion and authority to award the prevailing party, if any, all or any portion of its costs and fees, and attorneys’ fees, in accordance with applicable law. The parties shall pay the costs and fees of arbitration in accordance with the AAA rules governing employment disputes. Unless as otherwise specifically provided for by the arbitrator, each party shall be responsible for their own attorney’s fees.

(g) Jury Waiver. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

11.            Indemnification, D&O Insurance. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted by law and on a basis no less favorable than any other executive team member, other officer, or director, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees and disbursements), losses, liabilities, and damages resulting or arising from, or incurred in connection with, the Executive’s good faith performance of the Executive’s duties and obligations with the Company or its affiliates, predecessors, or successors. This obligation shall survive the termination of the Executive’s employment with the Company. The Company further covenants that it shall maintain directors’ and officers’ and errors and omissions liability insurance policies, which insurance shall cover the Executive during the Employment Term and following termination thereof for any or no reason (except as excluded by the terms of the policies), on terms and conditions no less favorable than those generally applicable to other current or former executive officers, directors or managers of the Company. During any post-termination coverage period, the Company agrees that the coverage amounts under such insurance coverage shall be no less than the amounts of coverage provided to officers and directors as of the date of termination under any such policies of insurance. The Company will make reasonable efforts to notify the Executive in advance of any material changes to the policies of insurance described in this section.

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12.            Assignment. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him.

13.            PIIA. This Agreement is entered into simultaneously with but separately from the execution and delivery of the Proprietary Information and Inventions Assignment Agreement, attached hereto as Exhibit D (the “PIIA”). Nothing contained herein shall govern, control, limit, restrict, or modify the rights and obligations of the parties under the PIIA, the Merger Agreement, or any other agreements to which the Executive the Company is a party, and a breach of any other agreement shall not affect the rights and obligations of the parties under this Agreement.

14.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, return receipt requested; or electronic mail transmission with confirmation of receipt by the intended addressee:

To the Executive at (or most recent home address on file with the Company):

44145 Airport View Drive, Suite 102

Hollywood, MD 20636

Email: jmorton@gtmrinc.com

With a copy to:

Blank Rome LLP

Attn: Dean Nordlinger

1825 I Street, NW Washington DC 20037

Email: dean.nordlinger@blankrome.com

To the Company at:

Global Technology and Management Resources, Inc.

c/o Castellum, Inc.,

9812 Falls Road, #114-299

Potomac, MD 20854

Attention: Jay Wright, General Counsel

Email: jwright22@msn.com

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With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW, Washington, DC 20036

Attention: Nicole M. Islinger

Email: Nicole.islinger@pillsburylaw.com

15.          Section 409A.

(a)          It is the intent of both the Company and Executive that the payments and benefits provided under this Agreement are intended and shall be construed to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Section 409A”) (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A, whether by reason of short-term deferral treatment or other exceptions or provisions). This Agreement shall be construed and interpreted in accordance with such intent. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A.

(b)          Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Any payment or benefit due upon termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

(c)          To the extent that Executive would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or any of its subsidiaries or affiliates, that constitutes “deferred compensation” subject to Section 409A, after taking into account all available exemptions under Section 409A, and that if paid during the six (6) months beginning on the date of Executive’s termination of employment would be subject to additional tax under Section 409A because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), then, and only in such event, the payment will be paid to Executive on the earlier of (i) the date that follows the six (6) month anniversary of the date of Executive’s termination of employment, or (ii) Executive’s death (the “Delay Period”). Similarly, to the extent that Executive would otherwise be entitled to any benefit (other than a payment) during the Delay Period that would be subject to additional tax under Section 409A, the benefit will be delayed until the expiration of the Delay Period, and upon the expiration of the Delay Period, all such payments and benefits delayed pursuant to this Section 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum on the first day payment can be made in accordance with the Company’s normal payroll procedures and policies after the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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16.          Governing Law. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

17.          Effectiveness/Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each party has been represented by counsel of its or his own choosing in the negotiations of this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is not applicable and is waived.

18.          Severability. If any of the articles, sections, paragraphs, clauses or provisions of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

19.          Entire Agreement. This Agreement, together with the PIIA contains the entire agreement between the parties relating to the Executive’s employment with the Company and may not be altered or amended except by an instrument signed by the parties hereto, and this Agreement (including the PIIA) supersedes all prior understandings and agreements relating to employment of the Executive by the Company. The parties agree that the provisions of the Merger Agreement and any separate equity rights provided to Executive therein are not subject to this provision or any of the terms in this Agreement and as such, shall remain in full force and effect. The waiver of any rights under this Agreement (including the PIIA) on any one or more occasions shall not constitute a waiver on any subsequent occasion.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

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IN WITNESS WHEREOF, the parties have executed this agreement on the date first above written.

“Company”

Global Technology and Management Resources, Inc.

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	President

“Executive”

/s/ James Morton
James Morton

Solely for the Purposes of Section 5(c):

“Parent”

Castellum, Inc.

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

EXHIBIT A

STOCK OPTION PLAN

(attached)

EXHIBIT B

FORM OF AWARD AGREEMENT

(attached)

EXHIBIT C

FORM OF WAIVER

(attached)

EXHIBIT D

Proprietary Information and
Inventions Agreement (“PIIA”)

Employee Name: James Morton

Effective Date: March 22, 2023

As a condition of, and in consideration of, my employment or continued employment by Global Technology and Management Resources, Inc., a Maryland corporation, or any of its current or future parents, subsidiaries, affiliates, successors or assigns (collectively, the “Company”), I agree to the following:

1.       Relationship. This PIIA will apply to my employment relationship with the Company. If that relationship ends and the Company, within a year thereafter, either re-employs me or engages me as a consultant or other service provider, I agree that this PIIA will also apply to that later employment or service relationship, unless the Company and I otherwise expressly agree in writing. Any such employment or service relationship between the Company and me, whether commenced before, upon or after the Effective Date of this PIIA, is referred to herein as the “Relationship.”

2.       Confidential Information.

(a)       Definition. For purposes of this PIIA, “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation, all Inventions (as defined below), technical data, trade secrets, know-how, research, product or service ideas or plans, software code and designs, developments, processes, formulas, techniques, biological materials, mask works, designs and drawings, hardware configuration information, information relating to employees and other service providers of the Company (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers (including, but not limited to, those on whom I called or with whom I became acquainted during the Relationship), information relating to stockholders or lenders, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information.

(b)       Protection of Information. At all times during the term of the Relationship and thereafter, I agree to hold in strictest confidence and not disclose Confidential Information to any person, firm, corporation or other entity, without written authorization from the Company, and not to use Confidential Information except to perform my obligations to the Company within the scope of the Relationship, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make any copies of Confidential Information except as authorized by the Company.

(c)       Third Party Information and Other Rights. My agreements in this Section 2 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. This PIIA is intended to supplement, and not to supersede, any rights the Company may have with respect to the protection of trade secrets or confidential or proprietary information.

(d)       No Disclosure or Use of Information of Others. I will not disclose to the Company, or use for its benefit, any confidential information or material in violation of the rights of my former employers or any third parties. I agree not to improperly use or disclose, or bring onto the premises of the Company, any confidential or proprietary information or material of any third party for which I have provided or currently provide service.

(e)       Confidential Disclosure in Reporting Violations of Law or in Court Filings.  I acknowledge and the Company agrees that I may disclose Confidential Information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.  I may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal.  Nothing in this PIIA is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

3.       Ownership of Inventions.

(a)       Definition. For purposes of this PIIA, “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any Inventions that I, solely or jointly with others, author, discover, develop, conceive or reduce to practice, in whole or in part, during the period of the Relationship, except as provided in Section 3(i) hereof.

(b)       Inventions Retained. I have attached hereto as Exhibit A, without disclosing any third party confidential information, a complete list describing all Inventions that, as of the Effective Date, belong solely to me or belong to me jointly with others, that relate in any way to any of the Company’s proposed businesses, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are currently no such Inventions.

(c)       Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest in and to any and all Company Inventions throughout the world, including all copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights and all other intellectual property rights of any sort relating thereto. I further agree that all Company Inventions are “works made for hire” to the greatest extent permitted by applicable law. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions and intellectual property rights related thereto.

(d)       License to Inventions. If in the course of the Relationship I use or incorporate into any Company Invention any confidential information or Inventions in which I or a third party has an interest and which is not covered by Section 3(c) hereof, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with full right to transfer and sublicense, to practice and exploit such confidential information and Inventions and to make, have made, copy, modify, make derivative works of, use, sell, import and otherwise distribute under all applicable intellectual property rights without restriction of any kind.

(e)       Moral Rights. To the extent allowed by law, this Section 3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

(f)       Maintenance of Records. I agree to maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings or any other format. The records will be available to and remain the sole property of the Company at all times. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 4 hereof.

(g)       Patents and Copyrights. I agree to assist the Company or its designee, at its expense, in every proper way to secure the Company’s or its designee’s rights in the Company Inventions and any copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights or other intellectual property rights of any sort relating thereto throughout the world, including the disclosure of information with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations and all other instruments which the Company or its designee shall deem necessary to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign to the Company or its designee, and any successors, assigns and nominees, the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patent rights, trademark rights, mask work rights, sui generis database rights and other intellectual property rights of any sort relating thereto throughout the world. I agree that my obligation to execute any such instrument or papers shall continue during and after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, trademark, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and will not be affected by my subsequent incapacity.

(h)       Online Accounts. I agree that I will register all domains, usernames, handles, social media accounts and similar online accounts which I register on behalf of the Company and which relate to the Company or its intellectual property rights (the “Online Accounts”) in the name of the Company, except to the extent that such requests by the Company are prohibited by law. The term “Online Accounts” shall exclude any domains, usernames, handles, social media accounts and similar online accounts which I have registered, or may in the future register, under my name exclusively for my personal use. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of the Company is registered in my name or under my control, I agree to assign ownership and control of such Online Account to any person designated by the Company upon the Company’s request. I agree to use any Online Account, whether registered in my name or the name of the Company, in compliance with any applicable policies or guidelines of the Company.

(i)       Exception to Assignments. I understand that the Company Inventions will not include, and the provisions hereof requiring assignment of inventions to the Company do not apply to, any Invention which qualifies fully for exclusion under the provisions attached hereto as Exhibit B. In order to assist in determining which Inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly authored, discovered, developed, conceived or reduced to practice by me, in whole or in part, during the Relationship.

4.       Company Property; Return of Documents. I agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the end of the Relationship, (a) I will deliver to the Company (and will not retain, copy or deliver to anyone else) any and all keys, passes, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns, and (b) will sign and deliver a certificate that certifies to my full compliance with the provisions of this Section 4 in such form as may be acceptable to the Company. I agree that the Company will be entitled to communicate my obligations under this PIIA to any future employer or potential employer.

5.       Restriction on Competition.

(a)       Restriction. I agree that during the Relationship and for one (1) year after the termination of the Relationship (the “Restricted Period”), I will not, anywhere within the United States of America where the Restricted Party, on behalf of the Company, has conducted business or performed work on a contract during the two (2) years prior to the Closing, including, but not limited to, the states on east coast of the United States of America from New Jersey to Florida, and Washington (the “Territory”), directly or indirectly (other than on behalf of the Company (each, a “Covered Party”), without the prior written consent of the Company, have an ownership interest in or participate, directly or indirectly, in the operation, financing, management or control of, become employed by, provide any advice or services (including consulting services) to or otherwise engage in, any firm, partnership, corporation, entity or business that sells, delivers or provides products or services that are similar to the products or services sold, delivered, or provided, directly or indirectly, by any Covered Party at any time during the Restricted Period or during the two (2) years prior to the Closing to any government agency that was an actual or prospective customer of the Company at the time when Restricted Party’s employment with the Company terminates, including all agencies of any state, local or the U.S. federal government (the “Restricted Business”, and any party involved in a Restricted Business, a “Competitor”). Notwithstanding the foregoing, this Section 6(a) shall not restrict me or my affiliates from owning, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) I, together with any of my affiliates and my immediate family members, own beneficially (directly or indirectly) less than two percent (2.0%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither I nor any of my affiliates are otherwise associated or actively involved directly or indirectly with such Competitor or any of its affiliates.

(b)       Acknowledgment. I acknowledge and agree, based upon the advice of legal counsel and my own education, experience and training, that (i) I possess knowledge of Confidential Information of the Company, (ii) because of my education, experience and capabilities, the provisions of this PIIA will not prevent me from earning a livelihood, (iii) my execution of this PIIA is a material inducement to the Parent to enter into the Merger Agreement and to realize the Company’s goodwill, and consummate the Transactions contemplated thereby, for which I will receive a substantial financial benefit, (iv) it would impair the goodwill of the Company and reduce the value of the assets of the Company and cause serious and irreparable injury if I were to use my ability and knowledge in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Company’s products and services, (v) I have no intention of competing as described in this Agreement with any Covered Party during the Restricted Period, (vi) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon me to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (viii) the consideration provided by the Parent under this PIIA is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

6.       No Solicitation; No Disparagement.

(a)       No Solicitation of Employees and Consultants. I agree that, during the Restricted Period, I or my affiliates will not, either on my own behalf or on behalf of any other person or entity (other than the Covered Parties), directly or indirectly, (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Party Personnel (as defined below), (ii) encourage, induce, attempt to induce, solicit or attempt to solicit any Covered Party Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party, (iii) in any way adversely interfere with the relationship between any Covered Party Personnel and any Covered Party or (iv) disclose names or other information about any Covered Party Personnel to any person or entity under circumstances which is reasonably likely to lead to the use of that information for purposes of recruiting or hiring. For purposes of this PIIA, “Covered Party Personnel” means and includes any person or entity who (A) was an employee, consultant or independent contractor of any Covered Party on the date of such hiring, solicitation, interference, or disclosure, or (B) was an employee, consultant or independent contractor of any Covered Party within the one (1) year preceding the date I cease to be an employee or consultant/independent contractor of a Covered Party; provided, however, that I (including through any of my affiliates) may make general solicitations for employment not specifically directed toward such Covered Party Personnel.

(b)       Non-Solicitation of Customers and Suppliers. I agree that, during the Restricted Period, I will not, individually or on behalf of any other person or entity (other than a Covered Party), directly or indirectly:

(i)       (A) induce, attempt to induce, solicit or otherwise cause any Covered Customer (as defined below) to (1) cease being a client or customer of or to not become a client or customer of any Covered Party, or (2) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise to discontinue or alter, in a manner adverse to any Covered Party, such business relationship, (B) otherwise interfere with, disrupt or attempt to interfere with, reduce or disrupt, the contractual relationship between any Covered Party and any Covered Customer, including, without limitation, influencing or attempting to influence, for a purpose competitive with the products or services that are sold or provided by any Covered Party, any Covered Customer to terminate or modify any written or oral agreement with a Covered Party, (C) participate or be named as a person providing services on any bid or proposal for which a Covered Party is competing, (D) otherwise divert any business from any Covered Customer with a Covered Party, or (E) solicit for business, provide services to, engage in or do business with, or become employed or retained by, any Covered Customer for products or services that are the same as or substantially similar to the products or services that are sold or provided by any Covered Party; or

(ii)       interfere with or disrupt, any person or entity that was a vendor, supplier, distributor, agent or other service provider of a Covered Party at the time of such interference or disruption, for a purpose competitive with the products and services that are sold or provided by any Covered Party or otherwise for the purpose of influencing such person to cease doing business in whole or in party with a Covered Party.

For purposes of this PIIA, “Covered Customer” means (A) any client or customer of a Covered Party during the then-preceding one (1) year period (including then-current clients and customers), and (B) any prospective client or customer to which any Covered Party has substantial knowledge, information and involvement, and has actively marketed or has made or has taken specific action to make a proposal within the then-preceding one (1) year period prior, and in each case with which I had substantial contact while employed by the Company or about whom I have Confidential Information (in each case, including (x) the ultimate customer and other subcontractor(s) under any subcontract, and (y) any prospective client or customer to which any Covered Party possessed confidential information about or participated in a bid with respect to such client or customer opportunity). If the products or services are or were provided or proposed to be provided by a Covered Party as a subcontractor to a prime contractor, “client or customer” includes the entity for whose ultimate benefit the products or services are delivered, as well as the prime contractor and any other intermediate entities to or through which the products or services are delivered.

(c)       Non-Disparagement. I agree that I will not engage in any conduct that involves the making or publishing (including, without limitation, through electronic mail distribution or online social media) of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of one or more Covered Parties or their respective directors, owners, management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through subpoena, (ii) Executive’s exercise of protected rights to the extent that such rights cannot be waived by agreement, or (iii) any truthful information provided pursuant to investigation by any governmental body. The Company and its affiliates agree not to engage in any conduct that involves the making or publishing (including, without limitation, through electronic mail distribution or online social media) of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of Executive. The Company agrees that it will not engage in disparaging comments or activity directed toward the Restricted Party as described above.

7.       Reasonableness of Restrictions. I agree that the restrictions contained in Sections 6 and 7 are fair and reasonable and are reasonably required for the protection of the interests of the Company and its officers, directors, and other employees.

8.       No Conflicts.

(a)       No Conflicting Obligations. I represent and warrant that my performance of this PIIA does not and will not breach any written or oral agreement I have entered into, or will enter into, with any other party. I will not induce the Company to use any Inventions or confidential proprietary information or material belonging to any other client, employer or other party. I agree not to enter into any written or oral agreement that conflicts with this PIIA or otherwise creates a conflict of interest with my service to the Company.

(b)       No Conflicting Activities. I agree that, during the term of the Relationship, I will not act as an employee, consultant, director or advisor to any other business, or take any action that would constitute a conflict of interest, without the prior written consent of the Company.

9.       General Provisions.

(a)       Voluntary Execution. I acknowledge and agree that I have carefully read all of the provisions of this PIIA, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

(b)       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS PIIA, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS PIIA. THIS PIIA SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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The parties have executed this PIIA to be effective as of the Effective Date first above written.

Company:

Global Technology and Management Resources, Inc.

By
Name:
Title:

Address:

EMPLOYEE:

By
James Morton

Address:

GLOBAL TECHNOLOGY AND MANAGEMENT RESOURCES, INC.

Proprietary Information and Inventions Agreement

Signature Page

Exhibit A
List of Prior Inventions
Excluded Under Section 3(b)

Title	Date	Identifying Number or Brief Description

If no inventions, improvements, or original works of authorship are listed, I hereby represent that I have none to disclose.

___ Additional sheets attached

By:
James Morton

Date:	March 22, 2023

A-1

Exhibit B

“Company Inventions” will not include, and the provisions of the attached Agreement requiring assignment of Inventions to the Company shall not apply to, any Invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either (1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (2) result from any work performed by you for the Company.

B-1